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                                                                  Exhibit 5.1

                            MORRISON & FOERSTER LLP
                               New York, New York


                                August 15, 2001



Leapnet, Inc.
420 West Huron Street
Chicago, Illinois  60610

Gentlemen:

   At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission (the "SEC") on August 15, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of your common stock, $.01 par value per share (the "Plan Shares"), which will be issuable under the Leapnet Employee Incentive Compensation Plan, as amended (the "Plan").

   As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Plan Shares and such documents as we have deemed necessary to render this opinion.

   Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement.

                            Very truly yours,

                            /s/ Morrison & Foerster LLP